Exhibit 10.1
As adopted by the Board of
Directors on July 19, 2005 and
amended on September 16, 2008;
April 21, 2010;
and September 16, 2010.
ART TECHNOLOGY GROUP, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
     This Non-Employee Director Compensation Plan (this “Plan”) as amended through May 22, 2008, is further amended to establish the compensation of the Non-Employee Directors of Art Technology Group, Inc. (the “Company”) beginning on October 1, 2010, for the remainder of fiscal year 2010, and subsequent fiscal years.
     ELIGIBILITY: Each member of the Company’s Board of Directors who is not an employee of the Company shall be eligible to participate in the Plan (the “Non-Employee Directors”).
     ANNUAL RETAINER: Each Non-Employee Director shall receive an annual retainer in the amount of $15,000, which shall be payable in quarterly installments in arrears.
     RESTRICTED STOCK UNITS: Each Non-Employee Director shall receive an annual restricted stock unit grant of 28,000 shares of common stock of the Company (the “Common Stock”), to be granted each year on the date of the Company’s Annual Meeting of Stockholders (or such later date on which a Non-Employee Director shall first be elected) which restricted stock unit shall vest after one (1) year beginning from the time of grant. The vesting for all restricted stock units granted to Non-Employee Directors on or after the 2007 Annual Meeting of Stockholders will accelerate 100% upon a Change of Control (as such term is defined in the Company’s General Change in Control Policy for Employees).
     ADDITIONAL ANNUAL RETAINER FOR CHAIRS: Each Non-Employee Director shall receive an additional annual retainer, payable in quarterly installments in arrears, in the amount of $20,000 in the case of the Chair of the Board of Directors, $15, 000 in the case of the Chair of the Audit Committee, and $10,000 in the case of the Chair of the Compensation Committee and Nominating and Governance Committee.
     MEETING FEES: Each Non-Employee Director shall also receive the following meeting fees:
(i)	meeting fee of $2,000 for each scheduled meeting of the Board of Directors attended (and for attendance at unscheduled meetings of the Board of Directors if the Board Chair determines that attendance at such meeting should be compensated); and

(ii)	meeting fee of $1,000 for each scheduled meeting of the Audit, Compensation, or Nominating and Governance Committee of the Board of Directors attended (and for attendance at unscheduled Committee meetings if the Committee Chair determines that attendance at such meeting should be compensated).
     AMENDMENT AND INTERPRETATION: This Plan may be amended at any time by the Board of Directors of the Company. Any dispute or ambiguity concerning the application of the terms of this Plan shall be resolved by a determination of the Board of Directors of the Company, in its sole discretion.